UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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GOLDMAN SACHS TRUST

PROXY

Background

•	There is currently a proxy vote occurring for the Goldman Sachs Financial Square Money Market Fund (the “Fund”). The proposal relates to a change to the industry concentration policy for the Fund. Details are summarized below.

Fund

•	Goldman Sachs Financial Square Money Market Fund

Current industry concentration policy

•	The Fund is currently required to invest more than 25% of its total assets in obligations issued or guaranteed by banks (whether foreign or domestic) and repurchase agreements and securities loans collateralized by such obligations.

Proposed industry concentration policy

•	The Board of Trustees of the Fund has, subject to shareholder approval, approved an amendment to the Fund’s concentration policy to permit, but not require, the Fund to invest more than 25% of its total assets in obligations (other than commercial paper) issued or guaranteed by U.S. banks and U.S. branches of U.S. or foreign banks and repurchase agreements and securities loans collateralized by such bank obligations.

Why are we requesting this change to the Fund’s concentration policy now?

•	This change will bring the Fund’s industry concentration policy in line with many other money market funds in the industry.

•	This has been in the prospectus since the fund launched in 1991 and the 1940 Act requires shareholder approval to change the Fund’s (or any other fund’s) industry concentration policy.

•	We do not currently expect this change to impact the way in which the Fund is managed.

•	We believe that the proposed change is beneficial to the Fund and its shareholders as the Fund will no longer be unnecessarily restricted in this regard.

•	This change would allow the Fund to take advantage of regulatory flexibility that many other money market funds have.

An investment in a money market portfolio is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although a money market portfolio seeks to preserve the value of an investment at $1.00 per share, it is possible to lose money by investing in a money market portfolio.

Confidentiality

No part of this material may, without GSAM’s prior written consent, be (i) copied, photocopied or duplicated in any form, by any means, or (ii) distributed to any person that is not an employee, officer, director, or authorized agent of the recipient.

Although certain information has been obtained from sources believed to be reliable, we do not guarantee its accuracy, completeness or fairness. We have relied upon and assumed without independent verification, the accuracy and completeness of all information available from public sources.

Views and opinions expressed are for informational purposes only and do not constitute a recommendation by GSAM to buy, sell, or hold any security. Views and opinions are current as of the date of this presentation and may be subject to change; they should not be construed as investment advice.

A summary prospectus, if available, or a Prospectus for the Fund containing more information may be obtained from your authorized dealer or from Goldman, Sachs & Co. by calling (retail—1-800-526-7384) (institutional – 1-800-621-2550). Please consider a fund’s objectives, risks, and charges and expenses, and read the summary prospectus, if available, and the Prospectus carefully before investing. The summary prospectus, if available, and the Prospectus contains this and other information about the Fund.

Goldman, Sachs & Co. is the distributor of the Goldman Sachs Funds.

© 2013 Goldman Sachs. All Rights Reserved.                     Date of first use: October 24, 2013             112684.MF.OTU

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